Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626

News Release
Pebblebrook Hotel Trust Prices Public Offering of 7.875% Series A
Cumulative Redeemable Preferred Shares
          Bethesda, MD, March 8, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) announced that it has priced an underwritten public offering of 5,000,000 shares of its 7.875% Series A Cumulative Redeemable Preferred Shares (the “Preferred Shares”) at a public offering price of $25.00 per share, for net proceeds of approximately $120.9 million, after deducting the underwriting discount and other estimated offering costs. The offering is expected to close on March 11, 2011.
          The Company will contribute the net proceeds of the offering to its operating partnership, which will use the net proceeds to invest in hotel properties in accordance with the Company’s investment strategy and for general business purposes.
          Wells Fargo Securities, BofA Merrill Lynch and Raymond James are the joint book-running managers of the offering. Citi and RBC Capital Markets are acting as senior co-managers and Baird, Janney Montgomery Scott and Morgan Keegan are acting as co-managers.
          Copies of the preliminary prospectus supplement, final prospectus supplement (when available) and base prospectus relating to the Preferred Shares may be obtained by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Raymond James & Associates, Inc. toll free at 1-800-248-8863. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Pebblebrook Hotel Trust
          Pebblebrook Hotel Trust is a publicly traded real estate investment trust organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The Company owns nine hotels with a total of 2,552 guest rooms in six states and the District of Columbia, including San Francisco, California; Washington, D.C.; Santa Monica, California; Minneapolis, Minnesota; Bethesda, Maryland; Buckhead, Georgia; Stevenson, Washington; and Philadelphia, Pennsylvania.
          This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. For example, the fact that this offering has priced may imply that this offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. Investors should not place undue reliance upon forward-looking statements.
###
Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330

Page 1